Exhibit 99.2

November 30, 2004

Premcor

Lima Refinery Upgrade Project

Safe Harbor Statement

Statements contained in this presentation that state the company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in its forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecast, see the company’s annual reports on Form 10-K and its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Lima Refinery Upgrade Project

Premcor and EnCana to conduct feasibility study to upgrade the Lima refinery with a definitive agreement expected by early 2005 Current refinery throughput capacity of 170,000 bpd

95% light sweet

22,500 bpd coking capabilities 97% of production is finished light products

New vacuum unit, coker, hydrocracker and modifications to the crude units Upgraded refinery throughput capacity of 200,000 bpd

100% Canadian heavy crude oil blends 85% of production to be finished light products

Upgrade project cost preliminarily estimated at more than $1 billion Scheduled completion in the second half of 2008

High capacity, high conversion coking refinery located in the Midwest

Lima Refinery Upgrade: Throughput and Production

Throughput (1) (2) Crude unit throughput 126 165 200 Other throughputs - 5 10 Total throughput 126 170 210 Production Gasoline, jet, diesel 110 145 175 Petrochemicals, LPG 13 20 20 Other (coke, sulfur, resids) 4 6 30 Total production 127 171 225

(1) Includes 35 day refinery turnaround.

(2) Assumes PADD II high-conversion refinery, running lower quality crude. Upgrade estimates will be revised upon completion of feasibility study.

*At 100% capacity. Page 3

Lima Refinery Upgrade: Estimated Annual Financial Impact

Pre-feasibility Study Estimates

($ MM)

Estimated 2004 Lima refinery operating contribution (1) $ 155

Estimated Lima refinery operating contribution post-upgrade (2) $ 570

Estimated Premcor incremental operating contribution at 50% ownership in joint-venture (3) $ 130

Premcor incremental net income $ 70

Premcor incremental EPS (@92MM shares) $ 0.75

(1) Represents 9 months actual plus 3 months at a price set of WTI at $40.00, Chicago 3-2-1 at $7.37 and natural gas at $6.00.

(2) Assumes throughput and production on previous slide at estimated run rates, the above price set, and crude pricing at WTI less 30%.

(3) Once finalized, joint venture accounting and organizational structure will impact results.

Lima Refinery Upgrade: A Great Deal for Premcor

Immediate accretion to earnings and cash-flow upon start-up without significant upfront financial investment Maintains Premcor’s financial flexibility to pursue additional growth opportunities Increasing leverage to heavy crude economics Attractive product-short Midwest market Great partner in EnCana

Premcor